Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com
IPC The Hospitalist Company Reports Second Quarter 2014 Financial Results
North Hollywood, CA—July 23, 2014—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the second quarter ended June 30, 2014. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”) for acquisitions. See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.
Second Quarter 2014 Highlights (comparisons are to second quarter 2013):

•	Net revenue increased 18% to $172.3 million, with same-market area net revenue growth of 14%.

•	Patient encounters increased 14% to 1,727,000.

•	Adjusted EBITDA increased 15% to $18.2 million.
Six Months Ended June 30, 2014 Highlights (comparisons are to six months ended June 30, 2013):

•	Net revenue increased 15% to $345.0 million, with same-market area net revenue growth of 11%.

•	Patient encounters increased 13% to 3,491,000.

•	Adjusted EBITDA increased 9% to $36.1 million.
Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, said, “We continue to deliver solid operating results and remain committed to a growth strategy that we believe creates long-term value for our patients, our physicians and the facilities we serve. Our second quarter results demonstrate the continued strength and effectiveness of our business model with double digit growth in net revenues, adjusted EBITDA and adjusted net income. This solid performance reflects a 22% increase in headcount as a result of both organic hires and acquisitions.”
Dr. Singer added, “In line with our growth strategy we have completed eight acquisitions to-date in 2014, and coupled with our increased recruiting resources, we are poised to hire another record number of providers for 2014 and beyond. We continue to strive to be the employer and acquirer of choice and we remain confident that we can continue to further penetrate existing and new markets in both the acute care and post-acute care arenas.”
Second Quarter 2014
Patient encounters for the three months ended June 30, 2014 increased by 214,000, or 14.1%, to 1,727,000, compared with 1,513,000 for the same period in the prior year. Net revenue for the three months ended June 30, 2014 was $172.3 million, an increase of $26.5 million, or 18.2%, from $145.8 million for the same period in the prior year. Of this $26.5 million increase, 74.0% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 26.0% was attributable to revenue generated from operations in new markets. Same-market net revenue increased 13.7% and same-market encounters increased 9.0%. The difference between revenue growth and encounter growth is attributable to an increase in hospital stipends, medical directorship revenues, meaningful use incentives and a true-up to previously estimated parity rates.
Physician practice salaries, benefits and other expenses for the three months ended June 30, 2014 were $125.7 million, or 73.0% of net revenue, compared with $106.6 million, or 73.1% of net revenue, for the same period in the prior year. The dollar increase in cost of services is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $5.1 million, or 21.9%, to $28.3 million, or 16.4% of net revenue, for the three months ended June 30, 2014, compared with $23.2 million, or 15.9% of net revenue, for the same period in the prior year. The 50 basis point increase as a percentage of revenue is primarily related to the Company’s expansion of its corporate business development and recruiting resources. The dollar increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs, incremental costs of supporting the Company’s post-acute business, expansion of the Company’s corporate business development and recruiting resources and other expenses. Excluding stock-based compensation, general and administrative expenses were 15.3% of net revenue for the three months ended June 30, 2014, compared with 14.7% of net revenue for the same period in the prior year.
The net change in fair value of contingent consideration (“net change in fair value”) for acquisitions was a reduction to expense of $0.7 million and $5.3 million for the three months ended June 30, 2014 and 2013, respectively.
Adjusted EBITDA for the three months ended June 30, 2014 increased 14.5% to $18.2 million, or an adjusted EBITDA margin of 10.6%, compared with adjusted EBITDA of $15.9 million, or an adjusted EBITDA margin of 10.9% for the same period in the prior year. The adjusted EBITDA margin decrease of 30 basis points compared with the same period in the prior year is primarily related to an increase in general and administrative expenses as a percentage of revenue.
The effective tax rate for the three months ended June 30, 2014 and 2013 was 38.3%.
Adjusted net income for the three months ended June 30, 2014 increased 12.4% to $10.2 million, or a 5.9% adjusted net income margin, compared with adjusted net income of $9.1 million, or a 6.2% adjusted net income margin, for the same period in the prior year. GAAP net income for the three months ended June 30, 2014 decreased to $10.6 million from $12.3 million for the same period in the prior year, and GAAP net income margin was 6.2% and 8.4% for the three months ended June 30, 2014 and 2013, respectively.
Adjusted diluted earnings per share for the three months ended June 30, 2014 and 2013 was $0.58 and $0.53, respectively. GAAP diluted earnings per share for the three months ended June 30, 2014 was $0.61, compared with $0.71 for the same period in the prior year.
Liquidity and Capital Resources
As of June 30, 2014, IPC had approximately $66.0 million in liquidity, which is composed of $26.3 million in cash and cash equivalents, and an available line of credit of $39.7 million. IPC had borrowings of $85.0 million from its revolving line of credit outstanding at June 30, 2014.
Net cash provided by operating activities for the six months ended June 30, 2014 was $26.1 million, compared with $20.5 million for the same period in the prior year. The change in working capital during the six months ended June 30, 2014 was largely related to an increase in accounts receivable of $9.7 million, a decrease in prepaid expenses and other current assets of $7.5 million, an increase in accounts payable and accrued liabilities of $3.4 million, and a decrease in accrued compensation of $1.2 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 56 DSO as of June 30, 2014 and December 31, 2013.
Net cash used in investing activities was $24.1 million for the six months ended June 30, 2014, compared with $17.5 million for the same period in the prior year. Cash of $21.6 million was used during the six months ended June 30, 2014 for physician practice acquisitions and contingent consideration payments on prior acquisitions, compared with $15.3 million in the same period in the prior year.

For the six months ended June 30, 2014, net cash used in financing activities was $0.8 million, compared with $11.4 million for the same period in the prior year. During the six months ended June 30, 2014 and 2013, the Company repaid $5.0 million and $15.0 million, respectively, of its outstanding revolving line of credit.
2014 Guidance
The Company reaffirms its guidance for the full year 2014 and expects revenue to be in the range of $720 million to $732 million, an adjusted EBITDA range of $76 million to $79 million, and adjusted diluted earnings per share to be in the range of $2.41 to $2.51. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of

17.6 million for the year, (ii) a 38.3% effective tax rate, (iii) $8.4 million in stock based compensation expense, and (iv) $6.0 million in depreciation and amortization expense. Not included in the assumptions are (i) new market acquisitions completed after today’s date, or (ii) future gains or losses related to changes in the fair value of contingent consideration of acquired practices.

Reconciliation of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures of adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted net income and adjusted diluted earnings per share.
During the three and six months ended June 30, 2014 and 2013, the Company reported a change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent consideration” or “net change in fair value”. The fair value of accrued contingent consideration is largely determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.
During the three months ended June 30, 2014 and 2013, the Company recorded a reduction to expense of $695,000 and $5,262,000, respectively, and during the six months ended June 30, 2014 and 2013, the Company recorded a reduction to expense of $1,078,000 and $6,355,000, respectively, as a net change in fair value. In this press release, GAAP financial measurements of net income and diluted earnings per share, as well as a non-GAAP financial measurement of EBITDA have been adjusted to exclude the amount of the net change in fair value of contingent consideration. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.
The following unaudited tables reconcile non-GAAP financial information to net income and diluted earnings per share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended June 30,
	2014			2013
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$17,576	$(695)	$16,881	$20,032	$(5,262)	$14,770
Investment income	1	—	1	3	—	3
Interest expense	(382)	—	(382)	(99)	—	(99)
Income before income taxes	17,195	(695)	16,500	19,936	(5,262)	14,674
Income tax provision (benefit)	6,586	(266)	6,320	7,635	(2,015)	5,620
Net Income	$10,609	$(429)	$10,180	$12,301	$(3,247)	$9,054
Earnings per share (diluted)	$0.61	$(0.03)	$0.58	$0.71	$(0.18)	$0.53
Weighted average shares (diluted)	17,515,938		17,515,938	17,228,173		17,228,173

	Six Months Ended June 30,
	2014			2013
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$34,540	$(1,078)	$33,462	$37,171	$(6,355)	$30,816
Investment income	2	—	2	5	—	5
Interest expense	(696)	—	(696)	(214)	—	(214)
Income before income taxes	33,846	(1,078)	32,768	36,962	(6,355)	30,607
Income tax provision (benefit)	12,963	(413)	12,550	14,156	(2,434)	11,722
Net Income	$20,883	$(665)	$20,218	$22,806	$(3,921)	$18,885
Earnings per share (diluted)	$1.19	$(0.04)	$1.15	$1.33	$(0.23)	$1.10
Weighted average shares (diluted)	17,556,945		17,556,945	17,175,806		17,175,806
The following unaudited table reconciles the non-GAAP financial measurement of adjusted EBITDA to income from operations, which the Company believes is the most comparable GAAP measures (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income from operations (GAAP)	$17,576	$20,032	$34,540	$37,171
Plus: Depreciation and amortization	1,366	1,160	2,631	2,314
EBITDA (non-GAAP)	18,942	21,192	37,171	39,485
Less: Net change in fair value of contingent consideration	(695)	(5,262)	(1,078)	(6,355)
Adjusted EBITDA (non-GAAP)	$18,247	$15,930	$36,093	$33,130
Conference Call Information
IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning July 23, 2014 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until August 20, 2014 at 11:59 p.m.

About IPC The Hospitalist Company
IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its employed providers comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.
Safe Harbor Statement
Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2014 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.
In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.
IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.
Consolidated Balance Sheets
(dollars in thousands, except for share data)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,297	$25,010
Accounts receivable, net	113,295	103,585
Insurance receivable for malpractice claims - current portion	12,898	11,653
Prepaid expenses and other current assets	11,787	19,378
Total current assets	164,277	159,626
Property and equipment, net	7,018	6,343
Goodwill	370,637	357,387
Other intangible assets, net	5,306	5,857
Insurance receivable for malpractice claims - less current portion	22,786	20,599
Total assets	$570,024	$549,812
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,886	$5,486
Accrued compensation	34,440	35,639
Payable for practice acquisitions, current portion	20,178	32,430
Medical malpractice and self-insurance reserves, current portion	13,482	12,211
Deferred tax liabilities, current portion	969	969
Total current liabilities	77,955	86,735
Long-term debt	85,000	90,000
Medical malpractice and self-insurance reserves, less current portion	48,142	44,044
Payable for practice acquisitions, less current portion	9,182	8,289
Deferred tax liabilities, less current portion	5,762	5,762
Total liabilities	226,041	234,830
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,180,227 and 17,015,580 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	17	17
Additional paid-in capital	176,044	167,926
Retained earnings	167,922	147,039
Total stockholders’ equity	343,983	314,982
Total liabilities and stockholders’ equity	$570,024	$549,812

IPC The Hospitalist Company, Inc.
Consolidated Statements of Income
(dollars in thousands, except for per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$172,268	$145,753	$344,994	$298,844
Operating expenses:
Cost of services—physician practice salaries, benefits and other	125,687	106,584	252,960	218,652
General and administrative	28,334	23,239	55,941	47,062
Net change in fair value of contingent consideration	(695)	(5,262)	(1,078)	(6,355)
Depreciation and amortization	1,366	1,160	2,631	2,314
Total operating expenses	154,692	125,721	310,454	261,673
Income from operations	17,576	20,032	34,540	37,171
Investment income	1	3	2	5
Interest expense	(382)	(99)	(696)	(214)
Income before income taxes	17,195	19,936	33,846	36,962
Income tax provision	6,586	7,635	12,963	14,156
Net income	$10,609	$12,301	$20,883	$22,806
Net income per share:
Basic	$0.62	$0.73	$1.22	$1.36
Diluted	$0.61	$0.71	$1.19	$1.33
Weighted average shares:
Basic	17,123,840	16,763,325	17,089,410	16,733,513
Diluted	17,515,938	17,228,173	17,556,945	17,175,806

IPC The Hospitalist Company, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2014	2013
Operating activities
Net income	$20,883	$22,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,631	2,314
Stock-based compensation expense	4,024	3,598
Changes in assets and liabilities:
Accounts receivable	(9,710)	(8,955)
Prepaid expenses and other current assets	7,452	7,009
Accounts payable and accrued expenses	3,400	348
Accrued compensation	(1,199)	(1,531)
Medical malpractice and self-insurance reserves, net	1,937	1,297
Accrued contingent consideration	(3,304)	(6,355)
Net cash provided by operating activities	26,114	20,531
Investing activities
Acquisitions of physician practices	(21,575)	(15,319)
Purchase of property and equipment	(2,485)	(2,136)
Net cash used in investing activities	(24,060)	(17,455)
Financing activities
Repayments of long-term debt	(5,000)	(15,000)
Net proceeds from issuance of common stock	3,648	2,519
Excess tax benefits from stock-based compensation	585	1,069
Net cash used in financing activities	(767)	(11,412)
Net increase (decrease) in cash and cash equivalents	1,287	(8,336)
Cash and cash equivalents, beginning of period	25,010	16,214
Cash and cash equivalents, end of period	$26,297	$7,878

IPC The Hospitalist Company, Inc.
Operating Data
(unaudited)
Patient Encounter Data:
The following is a summary of the Company's patient encounters for the six consecutive quarters ended June 30, 2014:

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Mar 31 2014	Jun 30 2014
Patient encounters	1,576	1,513	1,509	1,613	1,764	1,727
Employee Data:
The following is a summary of the Company's affiliated hospitalists employed at the end of the six consecutive quarters ended June 30, 2014:

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Mar 31 2014	Jun 30 2014
Employed physicians	1,096	1,062	1,175	1,257	1,212	1,184
Nurse practitioners and physician assistants	360	372	395	508	501	560
Total	1,456	1,434	1,570	1,765	1,713	1,744